LightPath Technologies Announces Fiscal 2014 Second Quarter Financial Results

Backlog Increases to $5.16 Million, up 24% From June 30th

ORLANDO, FL -- (Marketwired - January 30, 2014) - LightPath Technologies, Inc. ("LightPath", the "Company" or "we") (NASDAQ: LPTH), a global manufacturer, distributor and integrator of proprietary optical components and high-level assemblies, announced today the financial results for its fiscal year 2014 second quarter ended December 31, 2013.

Second Quarter Highlights:

  Revenue for the second quarter of fiscal 2014 was $2.91 million compared to $2.92 million for the second quarter of fiscal 2013.
  Backlog increased by approximately 24% from June 30, 2013 to approximately $5.16 million as of December 31, 2013
  Gross margin for the second quarter of fiscal 2014 remained at 43% as compared to the second quarter of fiscal 2013.
  The Company formed a wholly-owned subsidiary that will operate a manufacturing facility in the New City district, in the Jiangsu province of the People's Republic of China, which will triple the Company's global manufacturing production capacity.
  Cash on hand as of December 31, 2013 was $2.0 million as compared to $1.57 million on June 30, 2013.
  Adjusted earnings before interest, taxes, depreciation, amortization and change in fair value of warrant liability ("Adjusted EBITDA") was approximately $39,000 for the second quarter of fiscal 2014.
  Net loss was ($202,000) or ($0.01) per basic and diluted common share for the second quarter of fiscal 2014, compared with net income of $141,000 or $0.01 per basic and diluted common share for the second quarter of fiscal 2013.

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "Our progress in the second quarter of fiscal 2014 clearly reflects the investments we have made to become a global optical technology powerhouse. Through our proprietary technology and manufacturing processes, we have lowered the cost of production. In turn, this has led to end-market adoption which has contributed to the growth in our unit volume production. We continue to invest in lowering our manufacturing costs and enhancing our growth prospects. The success of our efforts is undeniable as unit production volumes have reached their highest levels in the Company's history. New orders received in the second quarter of fiscal 2014 were $3.2 million. This strong order performance increased our 12-month backlog as of December 31, 2013 to $5.16 million, an increase of 24% as compared to June 30, 2013."

"Our revenue for the second quarter of fiscal 2014 was $2.91 million compared with $2.92 million for the same period in fiscal 2013. However, we achieved an increase in new business in the second quarter of fiscal 2014 that partially offset the loss of certain sources of revenue upon which part of our second quarter fiscal 2013 revenue results are based. In the second quarter of fiscal 2013, we supplied a major customer in the digital projector market that was developing a new product into which several of our lenses and other components were being incorporated. The project was expected to generate significant revenues for LightPath into fiscal 2014 and beyond. Our customer experienced technical issues with the new product unrelated to our optics and cancelled the project. Additionally, our second quarter revenue base for fiscal 2013 benefitted from a large one-time purchase order related to work under the Defense Advanced Research Projects Agency ("DARPA") low cost thermal imaging manufacturing program. Despite the loss of potential revenue from our digital projector customer and the non-recurring nature of the DARPA-related purchase order, our second fiscal quarter period-over-period revenue was essentially unchanged reflecting an increase in new business from other sources, including growing demand for our precision molded lenses for the expanding telecommunications infrastructure markets."

"In the second quarter of fiscal 2014, we also had a higher than planned increase in our SG&A expenses due to an increase in stock compensation. This was a nonrecurring event caused by the vesting of restricted stock units due to the death of one of our board members."

"We continue to experience strong demand for our two primary business lines -- precision molded optics and infrared products. Sales volume of precision molded optics was 590,000 lenses in the second quarter of fiscal 2014, as compared to an average of 408,000 lenses per quarter in fiscal 2012, and an average of 550,000 lenses per quarter in fiscal 2013. Our growing backlog has demonstrated our ability to create a strong business development pipeline, with demand for our aspheric lenses emanating from both our North American and Asian sales regions. LightPath has created a solid platform to continue growing our high-volume business for precision molded optics, which greatly benefits from end-market diversification. These markets include laser tools, telecommunications and wireless broadband infrastructure, consumer electronics and digital projectors, industrial equipment and medical instruments. This diversity enables us to withstand vertical industry cyclicality while positioning us to benefit from growth opportunities in other markets."

"Investing in our future, during the fiscal second quarter we announced a second high volume manufacturing facility in China through the formation of a new wholly-owned subsidiary, LightPath Optical Instrumentation (Zhenjiang) Co. ("LOIZ"). LightPath currently occupies a 22,000 square foot facility in Orlando, Florida and a 16,000 square foot facility in Shanghai, China. The LOIZ facility occupies approximately 26,000 square feet, which will effectively triple the Company's combined global lens production capacity. We estimate our manufacturing costs could be up to 40% lower at this new facility once we are at full production levels."

"New orders from China sales increased 108% in the second quarter of fiscal 2014 as compared to last year's quarterly average and we anticipate this to continue to grow during the balance of this fiscal year. We remain confident in our growth prospects going forward with the burgeoning demand for our precision molded optics and increasing interest in our infrared product line."

Financial Results for Three Months Ended December 31, 2013
Revenue for the second quarter of fiscal 2014 totaled $2.91 million, which was a slight decrease as compared to $2.92 million the second quarter of fiscal 2013. Revenue in the second quarter of the prior fiscal year included $253,000 for a large purchase order from a customer in connection with the DARPA Low Cost Thermal Imaging Manufacturing Program. Excluding revenue generated from a large purchase order related to work under the DARPA low cost thermal imaging manufacturing program, the Company's revenue increased 5% year-over-year, primarily reflecting growing unit demand for precision molded lenses for the telecommunications market.

Growth in sales for the next several quarters is expected to be derived primarily from the precision molded lens product line, driven by the telecommunications sector's need for expanded infrastructure to support mobile internet demand; the industrial tool sector; demand for fiber laser delivery systems; and entry into the digital projection market. Infrared products, now being designed and introduced, are expected to accelerate the Company's growth more meaningfully beginning with the fourth quarter of fiscal 2014 and throughout fiscal 2015.

The gross margin as a percentage of revenue in the second quarter of fiscal 2014 and fiscal 2013 was 43%. Total manufacturing costs of $1.67 million increased by approximately $17,000 in the second quarter of fiscal 2014 as compared to the same period of the prior fiscal year. The increase in manufacturing costs, as compared to the same period of the prior fiscal year, is a result of higher unit production volume and wages, partially offset by a decrease of $100,000 in direct costs associated with the DARPA-related purchase order in the prior year.

Selling, general and administrative expenses were $1.15 million for the second quarter of fiscal 2014, an increase of approximately 13% from the same period in the prior year. The increase is substantially attributable to an increase of $96,000 in stock compensation expense, an increase of $20,000 in higher travel expenses for sales trips and visits to our facility in China and an increase of $19,000 in sales commissions. Total costs and expenses were $1.43 million in the second quarter of fiscal 2014, an increase of $134,000, or nearly 10%, from $1.29 million in the same period of the prior year. This increase was due to an increase of $96,000 in stock compensation expense, and higher travel costs and sales commissions. The majority of the increase in stock compensation expense was due to the payout to the Estate of Mr. Silverman, a former member of our board of directors. Total operating loss for the second quarter of fiscal 2014 was approximately $186,000 as compared to a loss of approximately $25,000 for the same period in fiscal 2013.

In the second quarter of fiscal 2014, the Company recognized a non-cash expense of approximately $35,000 related to the change in the fair value of derivative warrants issued in connection with a private placement of securities in June 2012. In the second quarter of fiscal 2013, the Company recognized non-cash income of $170,000 for the change in fair value of these warrants. The warrants have a five year life and this fair value will be re-measured each reporting period until the warrants are exercised or expire.

Net loss for the second quarter of fiscal 2014 was $(202,000) (including the $35,000 non-cash expense for the change in the fair value of the warrant liability as well as the additional stock compensation expense incurred with respect to the payout to the Estate of Mr. Silverman) or $(0.01) per basic and diluted common share, compared with net income of $141,000 (including the $170,000 non-cash income for the change in the fair value of the warrant liability ) or $0.01 per basic and diluted common share for the same period in fiscal 2013. Non-GAAP net loss, excluding the change in the fair value of the warrant liability, for the second quarter of fiscal 2014 was $(167,000) or $(0.01) per share compared to non-GAAP net loss of $(29,000) or $0.00 per share in the second quarter of fiscal 2013.

Weighted-average basic shares outstanding increased to 13,863,865 in the second quarter of fiscal 2014 from 11,801,684 in the second quarter of fiscal 2013. The increase in weighted-average shares outstanding was primarily due to the issuance of shares of common stock related to the conversion of our debentures to common stock, exercises of our warrants and shares issued under the employee stock purchase plan.

Financial Results for Six Months Ended December 31, 2013
Revenue for the first half of fiscal 2014 totaled approximately $5.72 million compared to approximately $5.81 million for the first half of fiscal 2013. Revenue in the first half of the prior fiscal year included $407,000 for a large purchase order from a customer in connection with the DARPA Low Cost Thermal Imaging Manufacturing Program, offset by an increase in sales for our precision molded lenses.

The gross margin as a percentage of revenue in the first half of fiscal 2014 was 45%, up from 42% in the first half of fiscal 2013. Total manufacturing costs of $3.16 million decreased by approximately $206,000 in the first half of fiscal 2014 as compared to the same period of the prior fiscal year. The decrease in manufacturing costs, as compared to the same period of the prior fiscal year, is a result of a decrease of $264,000 in direct costs associated with the DARPA purchase order last year, a decrease of $40,000 in freight costs and a decrease of $48,000 in direct costs due to the change in the product mix in the current period offset by an increase of $148,000 in wages.

Selling, general and administrative expenses were $2.23 million for the first half of fiscal 2014, an increase of approximately 12% from the prior year. Total costs and expenses were $2.81 million in the first half of fiscal 2014, an increase of $311,000, from $2.50 million in the same period of the prior year. This increase was due to an increase of $100,000 in stock compensation expense, an increase of $112,000 in wages, an increase of $50,000 in higher taxes and fees, an increase of $26,000 in commissions and an increase of $20,000 for outside services for lens designs. Total operating loss for the first half of fiscal 2014 was approximately $(248,000) as compared to a loss of $(51,000) for the same period in fiscal 2013.

In the first half of fiscal 2014, the Company recognized a non-cash expense of approximately $54,000 related to the change in the fair value of derivative warrants issued in connection with a private placement of securities in June 2012. In the first half of fiscal 2013, the Company recognized non-cash income of $265,000 for the change in fair value of these warrants. The warrants have a five year life and this fair value will be re-measured each reporting period until the warrants are exercised or expire.

Net loss for the first half of fiscal 2014 was $(282,000) (including the $54,000 non-cash expense for the change in the fair value of the warrant liability as well as and the additional stock compensation expense incurred with respect to the payout to the Estate of Mr. Silverman) or $(0.02) per basic and diluted common share, compared with net income of $242,000 (including the $265,000 non-cash income for the change in the fair value of the warrant liability) or $0.02 per basic and diluted common share for the same period in fiscal 2013. Non-GAAP net loss, excluding the change in the fair value of the warrant liability, for the first half of fiscal 2014 was $(228,000) or $0.02 per share compared to non-GAAP net loss of ($23,000) or $0.00 per share in the first half of fiscal 2013.

Weighted-average basic shares outstanding increased to 13,715,789 in the first half of fiscal 2014 from 11,786,793 in the first half of fiscal 2013. The increase in weighted-average shares outstanding was primarily due to the issuance of shares of common stock related to the conversion of our debentures to common stock, exercises of our warrants and shares issued under the employee stock purchase plan.

As previously announced, in the quarter ended September 30, 2013 the Company secured a $2 million line of credit with Avidbank Corporate Finance, a division of Avidbank. The facility will be used for working capital and capital equipment purchases primarily associated with the manufacturing facility expansion in China. In addition to this line of credit, the Company increased its cash and cash equivalents from under $1.6 million at the beginning of the fiscal year to approximately $2.00 million as of December 31, 2013. The increased cash balance and the reclassification of tooling from fixed assets to inventory led to an improvement in the Company's current ratio as of December 31, 2013 which was 4.06:1 as compared to 3.75:1 as of June 30, 2013. During the same period, total stockholders' equity increased by nearly 33%, with a balance of $5.43 million as of June 30, 2013 growing to approximately $7.21 million as of December 31, 2013.

As of December 31, 2013, the Company's 12-month backlog was $5.16 million, an increase of nearly 24% from $4.14 million as of June 30, 2013.

Investor Conference Call and Webcast Details:
LightPath will host an audio conference call and webcast on Thursday, January 30, at 4:30 p.m. ET to discuss the Company's financial and operational performance for the second quarter of fiscal 2014.

Conference Call Details
Date: Thursday, January 30, 2014
Time: 4:30 p.m. ET
Dial-in Number: 1-800-860-2442
International Dial-in Number: 1-412-858-4600
Webcast: http://services.choruscall.com/links/lpth140130.html

It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the call. A transcript archive of the conference call will be available for viewing or download from the Company's website at www.lightpath.com shortly after the call is concluded.

About LightPath Technologies
LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test and measurement and telecommunications. LightPath has a patent portfolio that has been granted or licensed to it in these fields. For more information visit www.lightpath.com.

LightPath prepares its financial statements in accordance with generally accepted accounting principles for the United States (GAAP). The discussions of the Company's results as presented in this release include use of non-GAAP measures "EBITDA" and "gross margin," as well as an adjusted Non-GAAP net income. Gross margin is determined by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the Company's cost structure and provides funds for our total costs and expenses. The Company uses gross margin in measuring the performance of its business and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation's financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation, amortization, loss on extinguishment of debt, change in fair value of warrants and interest expense. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business's cash flows. The Company uses EBITDA for evaluating the relative underlying performance of its core operations and for planning purposes. The Company calculates EBITDA by adjusting net loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term "Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "EBITDA." EBITDA calculations can be found at the end of the tables that follow.

Non-GAAP net income excludes the non-cash impact from mark-to-market adjustments related to the Company's warrants issued in connection with the Company's private placement in June of 2012. The Company believes that this non-GAAP measure is helpful in understanding the Company's underlying operating results. Non-GAAP net income is not in accordance with, or an alternative to GAAP net income (net loss) and may not be comparable to information provided by other companies.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                        LIGHTPATH TECHNOLOGIES, INC.
                        Consolidated Balance Sheets

                                               (Unaudited)
                                              December 31,      June 30,
                    Assets                        2013            2013
                                             --------------  --------------
Current assets:
  Cash and cash equivalents                  $    1,955,290  $    1,565,215
  Trade accounts receivable, net of
   allowance of $10,633 and $20,617               2,333,059       2,126,907
  Inventories, net                                2,806,210       1,770,681
  Other receivables                                 253,530         353,530
  Prepaid expenses and other assets                 389,998         262,236
                                             --------------  --------------
      Total current assets                        7,738,087       6,078,569

  Property and equipment, net                     2,356,321       2,235,781
  Intangible assets, net                             18,963          35,397
  Other assets                                       27,737          27,737
                                             --------------  --------------
        Total assets                         $   10,141,108  $    8,377,484
                                             ==============  ==============
    Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                           $    1,337,427  $    1,065,651
  Accrued liabilities                                56,518         110,628
  Accrued payroll and benefits                      505,264         440,462
  Deferred revenue                                        -           1,966
  Capital lease obligation, current portion           6,196           3,602
                                             --------------  --------------
      Total current liabilities                   1,905,405       1,622,309
Capital lease obligation, less current
 portion                                              9,068           3,302
Deferred rent                                       140,630         220,216
Warrant liability                                   878,916       1,102,021
                                             --------------  --------------
      Total liabilities                           2,934,019       2,947,848
                                             --------------  --------------

Stockholders' equity:
  Preferred stock: Series D, $.01 par value,
   voting;
    5,000,000 shares authorized; none issued
     and outstanding                                      -               -
  Common stock: Class A, $.01 par value,
   voting;
    40,000,000 shares authorized; 14,289,080
     and 12,958,239 shares issued and
     outstanding, respectively                      142,891         129,582
  Additional paid-in capital                    211,677,853     209,645,126
  Accumulated other comprehensive income             66,531          52,736
  Accumulated deficit                          (204,680,186)   (204,397,808)
                                             --------------  --------------
      Total stockholders' equity                  7,207,089       5,429,636
                                             --------------  --------------
      Total liabilities and stockholders'
       equity                                $   10,141,108  $    8,377,484
                                             ==============  ==============

                        LIGHTPATH TECHNOLOGIES, INC.
       Consolidated Statements of Operations and Comprehensive Income
                                (Unaudited)

                            Three months ended         Six months ended
                               December 31,              December 31,
                            2013          2012         2013         2012
                        -----------   -----------  -----------  -----------
Product sales, net      $ 2,907,869   $ 2,916,781  $ 5,717,581  $ 5,807,835
Cost of sales             1,667,865     1,650,461    3,158,507    3,364,203
                        -----------   -----------  -----------  -----------
      Gross margin        1,240,004     1,266,320    2,559,074    2,443,632
Operating expenses:
  Selling, general and
   administrative         1,154,387     1,018,367    2,231,009    2,000,822
  New product
   development              263,718       264,311      558,673      476,768
  Amortization of
   intangibles                8,217         8,217       16,434       16,434
  Loss on disposal of
   property and
   equipment                     40           545        1,098        1,247
                        -----------   -----------  -----------  -----------
      Total costs and
       expenses           1,426,362     1,291,440    2,807,214    2,495,271
                        -----------   -----------  -----------  -----------
      Operating loss       (186,358)      (25,120)    (248,140)     (51,639)
Other income (expense):
  Interest expense             (248)      (14,616)        (420)     (45,056)
  Interest expense -
   debt costs                (4,997)         (884)     (10,047)      (1,750)
  Change in fair value
   of warrant liability     (35,013)      169,552      (53,965)     265,336
  Other income
   (expense), net            24,583        11,840       30,194       75,102
                        -----------   -----------  -----------  -----------
  Total other income
   (expense), net           (15,675)      165,892      (34,238)     293,632
                        -----------   -----------  -----------  -----------
    Net income (loss)   $  (202,033)  $   140,772  $  (282,378) $   241,993
                        ===========   ===========  ===========  ===========
Income (loss) per
 common share (basic)   $     (0.01)  $      0.01  $     (0.02) $      0.02
                        ===========   ===========  ===========  ===========
Number of shares used
 in per share
 calculation (basic)     13,863,865    11,801,684   13,715,789   11,786,793
                        ===========   ===========  ===========  ===========
Income (loss) per
 common share (diluted) $     (0.01)  $      0.01  $     (0.02) $      0.02
                        ===========   ===========  ===========  ===========
Number of shares used
 in per share
 calculation (diluted)   13,863,865    12,728,486   13,715,789   12,738,595
                        ===========   ===========  ===========  ===========
Foreign currency
 translation adjustment       4,106         3,651       13,795          494
                        -----------   -----------  -----------  -----------
    Comprehensive
     income (loss)      $  (197,927)  $   144,423  $  (268,583) $   242,487
                        -----------   -----------  -----------  -----------

                        LIGHTPATH TECHNOLOGIES, INC.
                   Consolidated Statements of Cash Flows
                                (Unaudited)

                                                       Six Months Ended
                                                         December 31,
                                                   ------------------------
                                                       2013         2012
                                                   -----------  -----------
Cash flows from operating activities
Net income (loss)                                  $  (282,378) $   241,993
Adjustments to reconcile net income (loss) to net
 cash used in operating activities:
    Depreciation and amortization                      424,490      408,295
    Interest from amortization of debt costs            10,047        1,750
    Loss on disposal of property and equipment           1,098        1,247
    Stock based compensation                           227,646      128,286
    Provision for doubtful accounts receivable           5,813       (4,216)
    Change in fair value of warrant liability           53,965     (265,336)
    Deferred rent                                      (79,586)     (48,588)
Changes in operating assets and liabilities:
  Trade accounts receivables                          (211,965)    (272,311)
  Other receivables                                    100,000     (246,057)
  Inventories                                         (589,741)    (215,843)
  Prepaid expenses and other assets                   (157,911)      28,876
  Accounts payable and accrued liabilities             282,468      187,367
  Deferred revenue                                      (1,966)     (35,784)
                                                   -----------  -----------
      Net cash used in operating activities           (218,020)     (90,321)
                                                   -----------  -----------
Cash flows from investing activities
  Purchase of property and equipment                  (942,408)    (488,723)
                                                   -----------  -----------
Cash flows from financing activities
  Proceeds from sale of common stock from employee
   stock purchase plan                                   2,512        3,794
  Proceeds from exercise of warrants, net of costs   1,538,808            -
  Payments on capital lease obligations                 (4,612)      (1,801)
                                                   -----------  -----------
      Net cash provided by financing activities      1,536,708        1,993
Effect of exchange rate on cash and cash
 equivalents                                            13,795          494
                                                   -----------  -----------
Change in cash and cash equivalents                    390,075     (576,557)
Cash and cash equivalents, beginning of period       1,565,215    2,354,087
                                                   -----------  -----------
Cash and cash equivalents, end of period           $ 1,955,290  $ 1,777,530
                                                   ===========  ===========

Supplemental disclosure of cash flow information:
  Interest paid in cash                            $       420  $     1,555
  Income taxes paid                                      2,166        1,736
Supplemental disclosure of non-cash investing &
 financing activities:
  Prepaid interest on convertible debentures
   through the issuance of common stock                      -       87,000
  Purchase of equipment through capital lease
   arrangement                                          12,972            -
  Reclassification of tooling costs to inventory       425,626            -
  Reclassification of warrant liability upon
   exercise                                            277,070            -

                        LIGHTPATH TECHNOLOGIES, INC.
               Consolidated Statement of Stockholders' Equity
                     Six Months ended December 31, 2013
                                 (Unaudited)

                                           Class A
                                        Common Stock
                                 --------------------------
                                                              Additional
                                                               Paid-in
                                    Shares        Amount       Capital
                                 ------------ ------------- -------------
Balance at June 30, 2013           12,958,239 $     129,582 $ 209,645,126
Issuance of common stock for:
  Vested restricted stock units       191,160         1,912        (1,912)
  Employee stock purchase plan          3,539            35         2,477
  Exercise of warrants, net of
   costs                            1,136,142        11,362     1,527,446
Reclassification of warrant
 liability upon warrant exercise            -             -       277,070
Stock based compensation on
 stock options and restricted
 stock units                                -             -       227,646
Net Loss                                    -             -             -
Foreign currency translation
 adjustment                                 -             -             -

                                 ------------ ------------- -------------
Balance at December 31, 2013       14,289,080 $     142,891 $ 211,677,853
                                 ============ ============= =============

                                  Accumulated
                                     Other                        Total
                                 Comprehensive  Accumulated   Stockholders'
                                    Income        Deficit         Equity
                                 ------------- -------------  -------------
Balance at June 30, 2013         $      52,736 $(204,397,808) $   5,429,636
Issuance of common stock for:
  Vested restricted stock units              -             -              -
  Employee stock purchase plan               -             -          2,512
  Exercise of warrants, net of
   costs                                     -             -      1,538,808
Reclassification of warrant
 liability upon warrant exercise             -             -        277,070
Stock based compensation on
 stock options and restricted
 stock units                                 -             -        227,646
Net Loss                                     -      (282,378)      (282,378)
Foreign currency translation
 adjustment                             13,795             -         13,795

                                 ------------- -------------  -------------
Balance at December 31, 2013     $      66,531 $(204,680,186) $   7,207,089
                                 ============= =============  =============

                        LIGHTPATH TECHNOLOGIES, INC.
                                   EBITDA

                                       (Unaudited)         (Unaudited)
                                   Three months ended    Six months ended
                                      December 31,         December 31,
                                     2013       2012      2013       2012
                                  ---------  --------- ---------  ---------

Net income (loss)                 $(202,033) $ 140,772 $(282,378) $ 241,993
Depreciation and amortization       200,542    199,658   424,490    408,295
Interest expense                      5,245     15,500    10,467     46,806
                                  ---------  --------- ---------  ---------
  EBITDA                          $   3,754  $ 355,930 $ 152,579  $ 697,094
Change in fair value of warrant
 liability                           35,013   (169,552)   53,965   (265,336)
                                  ---------  --------- ---------  ---------
  Adjusted EBITDA                 $  38,767  $ 186,378 $ 206,544  $ 431,758
                                  =========  ========= =========  =========

Contacts:

Jim Gaynor, President & CEO
LightPath Technologies, Inc.
407-382-4003
jgaynor@lightpath.com
www.lightpath.com

Dorothy Cipolla, CFO
LightPath Technologies, Inc.
407-382-4003 x305
dcipolla@lightpath.com
www.lightpath.com

Jordan Darrow
Darrow Associates, Inc.
631-367-1866
jdarrow@darrowir.com
www.darrowir.com